Exhibit 21
Subsidiary Information for The Mosaic Company
Certain subsidiaries of the Mosaic Company are listed below. Unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X promulgated by the Securities and Exchange Commission.

Subsidiary Name	Jurisdiction of Incorporation
Mosaic Global Holdings Inc.	Delaware
Mosaic USA Holdings Inc.	Delaware
The Vigoro Corporation	Delaware
Mosaic Crop Nutrition, LLC	Delaware
Mosaic Fertilizer, LLC	Delaware
Mosaic Potash Esterhazy Limited Partnership	Saskatchewan
Mosaic Esterhazy B.V .	Netherlands
Mosaic Global Dutch Holdings B.V.	Netherlands
Mosaic Esterhazy Holdings ULC	Alberta
Mosaic Global Netherlands B.V.	Netherlands
Mosaic Canada ULC	Nova Scotia
Mosaic Potash B.V.	Netherlands
Mosaic Fertilizantes P&K Ltda	Brazil
Mosaic Global Sales, LLC	Delaware
Mosaic Fertilizantes do Brasil Ltda	Brazil
Phosphate Acquisition Partners LP.	Delaware
PRP-GP LLC	Delaware
Mosaic Brazil Fertilizantes B.V.	Netherlands
Mosaic Fertilizantes Netherlands C.V.	Netherlands
Compañia Minera Miski Mayo S.R.L.	Peru
Mosaic Potash Carlsbad Inc	Delaware
Bayovar Holdings	Luxembourg
Mosaic Phosphates B.V.	Netherlands
Mosaic Global Phosphates B.V.	Netherlands
Mosaic Canada Crop Nutrition, LP	Manitoba
MVM Resources International B.V.	Netherlands
South Ft. Meade Land Management, Inc.	Delaware
Mosaic Global Operations Inc.	Delaware
Tampa Port Services, LLC	Delaware
Mosaic Potash Colonsay ULC	Nova Scotia
Mosaic India Private Limited	India